Item 77I  Deutsche CROCI(r) Equity Dividend
Fund (a series of Deutsche Value Series, Inc.)

Class R6 shares for Deutsche CROCI(r) Equity
Dividend Fund (formerly Deutsche Equity Dividend
Fund) commenced operations on March 2, 2015.
Class R6 shares are sold solely to participants in certain retirement plans, without a front-end sales load, a CDSC, a distribution fee or a service fee.
There is no account maintenance fee, minimum initial investment and no minimum additional investment for purchases of Class R6 shares.